Exhibit 99.1

Tribune Publishing Company Announces $30 Million Stock Repurchase Program

CHICAGO--(BUSINESS WIRE)--August 18, 2015--Tribune Publishing Company (NYSE: TPUB) today announced that its Board of Directors has authorized a stock repurchase program, under which the Company may repurchase up to $30 million of outstanding Common Stock over the next 24 months. The purchases may be made in open-market transactions or privately negotiated transactions and may be made from time to time depending on market conditions, share price, trading volume, cash needs and other business factors.

“Tribune Publishing’s Board of Directors and senior management believe the Company is making significant progress in its transformation strategy,” said Jack Griffin, CEO of Tribune Publishing. “The stock repurchase program announced today demonstrates our confidence in our Company and underscores our commitment to delivering shareholder value.”

About Tribune Publishing Company

Tribune Publishing Company (NYSE:TPUB) is a diversified media and marketing-solutions company that delivers innovative experiences for audiences and advertisers across all platforms. The company’s diverse portfolio of iconic news and information brands includes 11 award-winning major daily titles, more than 60 digital properties and more than 180 verticals in markets, including Los Angeles; San Diego; Chicago; South Florida; Orlando; Baltimore; Carroll County and Annapolis, Md.; Hartford, Conn.; Allentown, Pa., and Newport News, Va. Tribune Publishing also offers an array of customized marketing solutions, and operates a number of niche products, including Hoy, El Sentinel and VidaLatina, making Tribune Publishing the country’s largest Spanish-language publisher. Tribune Publishing Company is headquartered in Chicago.

(TPUB-F)

CONTACT:
Tribune Publishing Company
Investor Relations:
Kimbre Neidhart, 469-528-9366
kneidhart@tribpub.com
or
Press Contacts:
Matthew Hutchison, 312-222-3305
matt.hutchison@tribpub.com
or
Dana Meyer, 312-222-3308
dmeyer@tribpub.com